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                                                                      EXHIBIT 23


The Board of Directors
 TCI Music, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-44245) on Form S-8 of TCI Music, Inc. and subsidiaries (a subsidiary of Tele-Communications, Inc.) of our report dated February 12, 1999, with respect to the consolidated balance sheets of TCI Music, Inc. as of December 31, 1998 and 1997, and the related statements of operations and comprehensive earnings, stockholders' equity and cash flows for the year ended December 31, 1998 and the six months ended December 31, 1997, and the related statements of operations and comprehensive earnings, stockholders' equity and cash flows of DMX, LLC and subsidiaries (Predecessor) for the nine months ended June 30, 1997 and the year ended September 30, 1996, which report appears in the Annual Report (Form 10-K) of TCI Music, Inc. for the year ended December 31, 1998.


/s/ KPMG LLP


Los Angeles, California
March 26, 1999